EXHIBIT 1.1

This Escrow Agreement (the "Agreement") dated as
of                                          is by and between Ultimate Sports
Entertainment, Inc., a Delaware corporation (the "Corporation") and the U.S. Bank Trust National Association (the "Escrow Agent").

RECITALS

The Corporation desires to establish an escrow account with the Escrow Agent into which certain monies and documents will be deposited and held in escrow
in connection with a proposed offering of up to         Shares of common stock
in the Corporation (the Shares) for an aggregate subscription price of up to
$              .

NOW, THEREFORE, in consideration of the premises the Parties agree as follows:

1. ESCROW FEES: The Corporation hereby agrees to pay the Escrow Agent at the opening of escrow an advance payment for all ordinary services rendered hereunder (the "Escrow Fee") which shall be calculated in accordance with the Escrow Agent's standard rate schedule. The Corporation further agrees to pay the Escrow Agent reasonable fees, which shall be agreed upon between the Parties, for any services in addition to those provided for herein to the extent that the Corporation has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.

2. DEPOSITS: The Corporation shall deliver to the Escrow Agent all checks, drafts and money orders ("Subscription Payments") and all subscription Agreements and other related documents ("Subscription Documents") received by the Corporation for the purchase of Shares from the purchasers thereof ("Subscribers"), including without limitation an IRS form W-8/W-9 for each subscriber. All Subscription Payments shall be made payable U.S. Bank Trust National Association as Escrow Agent for
Escrow
           . The Corporation shall also provide a signed IRS form W-8/W-9 to the Escrow Agent.

3. INVESTMENT OF FUNDS: All Subscription Payments shall be deposited in a U.S.Bank Money Market account and shall upon clearance earn per diem interest at a rate provided by U.S. Bank for such account.

4.     TERMINATION DATE:  For the purpose of this Agreement, the "Termination
Date" shall be at the close of business                           , unless
extended for up to                   (   ) days by election of the
Corporation, or the Corporation may change such date to an earlier date, either will be effective by written notice to the Escrow Agent.

5.     DISBURSEMENT OF FUNDS:

          (a) TERMINATION OF THE OFFERING: If the Escrow Agent has not received on or before the Termination Date, Subscription Payments in an
aggregate amount of not less than $                 , then the Escrow Agent
shall release all Subscription Payments together with all interest accrued on such funds and the corresponding Subscription Documents, to each Subscriber respectively, at the address given by such Subscriber in the Subscription Agreement. All disbursements by the Escrow Agent pursuant to the section shall be made by the Escrow Agent's usual escrow checks and shall be mailed by first class United States Postal Services mail, postage pre-paid, as soon as practicable but not later than the third business day after the Termination Date.

          (b) CLOSING OF OFFERING: If the Escrow Agent has received on or before the termination date, Subscription Payments in an aggregate amount of
not less than $            , and written acceptance of each Subscriber by the
Corporation then the Escrow Agent shall disburse all Subscription Payments plus all interest accrued on such funds, to the Corporation in immediately
available funds to                                                   .

          (c) WITHDRAWAL OF OFFERING: If the Escrow Agent receives a withdrawal notice signed by the Corporation in the form of Exhibit I attached hereto at any time prior to the Termination Date, then the Escrow Agent shall disburse all funds and documents held in escrow in accordance with the provisions of subsection 5(a) above.

6. COLLECTED FUNDS: No interest shall accrue on any Subscription Payment and no Subscription Payment shall be disbursed pursuant to Section 5 until such Subscription Payment has been received by the Escrow Agent in immediately available funds.

7. LIABILITY OF ESCROW AGENT: In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to the Corporation, the Corporation, any Subscriber or any Party for damages, losses, or expenses, except for gross negligence or willful misconduct on part of the Escrow
Agent. The Escrow Agent shall not incur any such liability for (I) any act or failure to act made or omitted in good faith, or (II) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

8. FEES AND EXPENSES: It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Corporation requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid. The Corporation promises to pay these sums upon demand. Unless otherwise provided, the Corporation will pay all of the Escrow Agent's usual charges and the Escrow Agent may deduct such sums from the funds deposited.

9. CONTROVERSIES: If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the Corporation agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

10. INDEMNIFICATION OF ESCROW AGENT: The Corporation and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. The Escrow Agent shall have a first lien on the property and papers held under this Agreement for such compensation and expenses.

11. WITHHOLDING OF INTEREST: The Corporation acknowledges that payment of any interest earned on the funds invested in this escrow will be subject to backup withholding penalties unless a properly completed Internal Revenue Service Form W-8 or W-9 certification is submitted to Escrow Agent.

12. RESIGNATION OF ESCROW AGENT: The Escrow Agent may resign at any time upon giving at least (30) days written notice to the Corporation provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Corporation shall use its best efforts to obtain a successor escrow agent within thirty (30) days after receiving such notice. If the Corporation fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

13. AUTOMATIC SUCCESSION: Any company into which the Agent may be merged or with which it may be consolidated, or any company to whom Agent may transfer a substantial amount of its Global Escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

14. TERMINATION: This Agreement shall terminate upon the completion of the conditions of Sections 5(a) or 5(b) hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof.

15.     MISCELLANEOUS:

     (a) GOVERNING LAWS: This Agreement is to be construed and interpreted according to California law.

     (b) COUNTERPART: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c) NOTICES: All instructions, notices and demands herein provided for shall be in writing and shall be mailed postage prepaid, first class mail, delivered by courier, or telecopies as follows:

If to the Corporation:                    If to the Escrow Agent:

2444 Wilshire Boulevard               U.S. Bank Trust National Association
Suite 414                             4100 Newport Pl., Suite 130
Santa Monica, CA  90403               Newport Beach, CA  92660
                                      Telephone No: (949) 863-2485
                                      Fax No:  (949)  863-2489

     (d) AMENDMENTS: This Agreement may be amended by written notice signed by the Corporation, except that Section 7 through Section 13 may be amended only with the consent of the Escrow Agent. Any notice to be executed by or on behalf of the Corporation shall be valid if signed
by                                                       .

     The [Issuer] represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the Securities offered for sale by the [Issuer]. The [Issuer] further agrees that it will insert in any prospectus, offering circular, advertisement, subscription agreement or other document made available to prospective purchasers of the Securities the following statement in bold face type: "U.S. Bank Trust National Association is acting only as an escrow agent in connection with the offering of Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities", and will furnish to the Escrow Agent a copy of each such prospectus, offering circular, advertisement, subscription agreement or other document at least 5 business days prior to its distribution to prospective purchasers of the Securities.




THE CORPORATION:                             ESCROW AGENT:
Ultimate Sports Entertainment, Inc.          U.S. Bank Trust National
Association


By:_____________________________     By:_____________________________
                                        Gloria Garriott,  V.P./Escrow Officer

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